Exhibit 99.2

CSX Corp. Announces First Quarter 2024 Results

JACKSONVILLE, Fla. – April 17, 2024 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2024 operating income of $1.35 billion compared to $1.46 billion in the prior year period. Net earnings were $893 million, or $0.46 per diluted share, compared to $987 million, or $0.48 per diluted share, in the same period last year. Total volume of 1.53 million units for the quarter was 3% higher compared to first quarter 2023, with intermodal volume up 7%, coal volume up 2%, and merchandise volume flat.

“Working together, the ONE CSX team delivered a good start to the year that was in-line with our expectations,” said Joe Hinrichs, president and chief executive officer. “We were pleased to see our consistent customer service performance lead to volume growth, and we remain focused on improving the reliability and fluidity of our network. Looking ahead, with favorable trends across many of the markets we serve, we are eager to build on our momentum over the rest of the year and beyond.”

First Quarter Financial Highlights
•Revenue totaled $3.68 billion for the quarter, declining 1% year-over-year as lower fuel surcharge, a decline in other revenue, weaker trucking revenue, and reduced export coal prices offset gains in merchandise pricing and higher intermodal and coal volumes. First quarter revenue was flat sequentially.

•Operating income of $1.35 billion decreased 8% compared to the same period in 2023 but increased 3% from Q4 2023. CSX’s operating margin was 36.8% for the quarter, declining 270 basis points year-over-year but increasing 90 basis points sequentially.

•Diluted EPS of $0.46 decreased 4% from $0.48 in the prior year but increased 2% compared to the previous quarter.

CSX executives will conduct a conference call with the investment community this afternoon, April 17, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements...….p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended
	Mar. 31, 2024	Mar. 31, 2023	$ Change	% Change

Revenue	$3,681	$3,706	$(25)	(1)%
Expense
Labor and Fringe	798	723	(75)	(10)
Purchased Services and Other	711	688	(23)	(3)
Depreciation and Amortization	410	393	(17)	(4)
Fuel	325	364	39	11
Equipment and Other Rents	84	82	(2)	(2)
Gains on Property Dispositions	(1)	(8)	(7)	(88)
Total Expense	2,327	2,242	(85)	(4)

Operating Income	1,354	1,464	(110)	(8)

Interest Expense	(210)	(201)	(9)	(4)
Other Income - Net	41	41	—	—
Earnings Before Income Taxes	1,185	1,304	(119)	(9)

Income Tax Expense	(292)	(317)	25	8
Net Earnings	$893	$987	$(94)	(10)%

Operating Margin	36.8%	39.5%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.46	$0.48	$(0.02)	(4)%

Average Shares Outstanding, Assuming Dilution (Millions)	1,962	2,058

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	Mar. 31, 2024	Dec. 31, 2023
ASSETS

Cash and Cash Equivalents	$1,483	$1,353
Short-Term Investments	2	83
Other Current Assets	1,987	1,948
Properties - Net	35,056	34,935
Investment in Affiliates and Other Companies	2,424	2,397
Other Long-Term Assets	1,743	1,692
Total Assets	$42,695	$42,408

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$557	$558
Other Current Liabilities	2,467	2,666
Long-Term Debt	17,944	17,975
Deferred Income Taxes - Net	7,759	7,746
Other Long-Term Liabilities	1,366	1,330
Total Liabilities	30,093	30,275

Total Shareholders' Equity	12,602	12,133
Total Liabilities and Shareholders' Equity	$42,695	$42,408

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in Millions)

	Three Months Ended
	Mar. 31, 2024	Mar. 31, 2023
OPERATING ACTIVITIES
Net Earnings	$893	$987
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	410	393
Deferred Income Tax Expense	11	35
Gains on Property Dispositions	(1)	(8)
Other Operating Activities - Net (a)	(229)	(156)
Net Cash Provided by Operating Activities	1,084	1,251

INVESTING ACTIVITIES
Property Additions	(524)	(443)
Purchases of Short-Term Investments	—	(101)
Proceeds from Sales of Short-Term Investments	81	53
Proceeds and Advances from Property Dispositions	—	8
Business Acquisitions, Net of Cash Acquired	(26)	(2)
Other Investing Activities	(35)	5
Net Cash Used in Investing Activities	(504)	(480)

FINANCING ACTIVITIES
Shares Repurchased (b)	(247)	(1,067)
Dividends Paid	(235)	(226)
Long-term Debt Repaid	(2)	(142)
Other Financing Activities	34	(3)
Net Cash Used in Financing Activities	(450)	(1,438)

Net Increase (Decrease) in Cash and Cash Equivalents	130	(667)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,353	1,958
Cash and Cash Equivalents at End of Period	$1,483	$1,291

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Other Operating Activities - Net: In first quarter 2024, the Company made $387 million of federal tax payments related to the 2023 tax year, which were previously postponed under an Internal Revenue Service tax relief announcement for those impacted by Hurricane Idalia. In first quarter 2023, the Company paid $232 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements.
b)Shares Repurchased: During first quarters 2024 and 2023, the Company engaged in the following repurchase activities:

	Quarters Ended
	Mar. 31, 2024	Mar. 31, 2023
Shares Repurchased (Millions)	7	35
Cost of Shares (Dollars in Millions)	$247	$1,067
Average Cost per Share Repurchased	$36.46	$30.36

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended March 31, 2024 and March 31, 2023

	Volume			Revenue			Revenue Per Unit
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change
Chemicals	167	160	4%	$693	$650	7%	$4,150	$4,063	2%
Agricultural and Food Products	114	122	(7)	407	437	(7)	3,570	3,582	—
Automotive	94	86	9	293	274	7	3,117	3,186	(2)
Minerals	80	83	(4)	174	173	1	2,175	2,084	4
Forest Products	73	73	—	262	261	—	3,589	3,575	—
Metals and Equipment	70	73	(4)	220	239	(8)	3,143	3,274	(4)
Fertilizers	47	50	(6)	136	129	5	2,894	2,580	12
Total Merchandise	645	647	—	2,185	2,163	1	3,388	3,343	1
Intermodal	701	654	7	506	499	1	722	763	(5)
Coal	188	185	2	632	633	—	3,362	3,422	(2)
Trucking	—	—	—	215	233	(8)	—	—	—
Other	—	—	—	143	178	(20)	—	—	—
Total	1,534	1,486	3%	$3,681	$3,706	(1)%	$2,400	$2,494	(4)%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 1% in the first quarter 2024 when compared to first quarter 2023 primarily due to lower fuel recovery, decreases in other revenue, lower trucking revenue, and pricing declines in export coal due to the impact of lower benchmark rates. These decreases were partially offset by pricing gains in merchandise as well as higher intermodal and coal volumes.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets and does not include amounts for trucking. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended
(Dollars in Millions)	Mar. 31, 2024	Mar. 31, 2023
Fuel Surcharge Revenue	$277	$361
Fuel Lag Favorable (Unfavorable)	$6	$41

Merchandise Volume
Chemicals - Increased due to higher shipments of plastics, crude oil, and natural gas liquids, partially offset by lower shipments of frac sand.

Agricultural and Food Products - Decreased primarily due to lower domestic and export shipments of grain, partially offset by higher shipments of vegetable oils.

Automotive - Increased due to higher North American vehicle production as well as new business wins.

Minerals - Decreased due to lower shipments of aggregates, partially offset by increased shipments of cement.

Forest Products - Increased shipments of pulpboard were offset by lower shipments of woodpulp and paper.

Metals and Equipment - Decreased due to lower steel and scrap shipments. Equipment was relatively flat to prior year as increased volume for repositioning empty railcars was offset by reduced loaded shipments.

Fertilizers - Decreased due to declines in short-haul shipments, which were partially offset by increases in long-haul phosphate and potash shipments.
Intermodal Volume
Intermodal volume increased primarily due to international shipments driven by higher imports through east coast ports and inventory replenishments. Domestic shipments also increased due to growth with key customers despite a soft trucking environment.
Coal Volume
Export coal increased due to higher shipments of thermal and metallurgical coal. Domestic coal decreased primarily due to lower shipments of coal to utility plants, as well as lower shipments to river and lake terminals.

	Quarters Ended
(Millions of Tons)	Mar. 31, 2024	Mar. 31, 2023	Change
Coal Tonnage
Domestic	9.6	11.5	(17)%
Export	11.6	9.3	25
Total Coal	21.2	20.8	2%
Trucking Revenue
Trucking revenue decreased $18 million versus the prior year due to lower fuel and capacity surcharges.
Other Revenue
Other revenue was $35 million lower, primarily resulting from lower carload demurrage as well as lower intermodal storage and equipment usage.

CSX Corporation
EXPENSE
Expenses of $2.3 billion increased $85 million, or 4%, in first quarter 2024 when compared to first quarter 2023.
Labor and Fringe expense increased $75 million due to the following:
•An increase of $26 million was due to cost increases attributed to higher headcount and union employee sick benefits.
•An increase of $23 million was driven by inflation.
•Other costs, including incentive compensation and other employee-related items, increased $26 million.
Purchased Services and Other expense increased $23 million due to the following:
•Prior year amounts included a $46 million insurance recovery.
•An increase of $13 million was due to inflation and higher volume.
•Other costs decreased $36 million, about half of which resulted from efficiency savings across the organization.
Depreciation and Amortization expense increased $17 million as a result of a larger asset base.
Fuel costs decreased $39 million primarily resulting from a 10% decrease in locomotive fuel prices.
Equipment and Other Rents expense increased $2 million driven by higher volume.
Gains on Property Dispositions decreased to $1 million from $8 million in the prior year.

Employee Counts (Estimated)

	Quarters Ended
	Mar. 31, 2024	Mar. 31, 2023	Change
Average	23,382	22,612	770
Ending	23,396	22,634	762

Fuel Expense

	Quarters Ended
(Dollars and Gallons in Millions, Except Price Per Gallon)	Mar. 31, 2024	Mar. 31, 2023
Estimated Locomotive Fuel Consumption (Gallons)	96.8	96.6
Price per Gallon (Dollars)	$2.85	$3.17
Total Locomotive Fuel Expense	$276	$306
Non-Locomotive Fuel Expense	49	58
Total Fuel Expense	$325	$364

CSX Corporation
OPERATING STATISTICS (Estimated)
In first quarter 2024, velocity decreased by 2% and dwell increased by 8% versus prior year. Carload trip plan performance was 82% compared to 86% in the prior year while intermodal trip plan performance was 94% compared to 96% in the prior year. The Company continues to focus on operational improvements and executing the operating plan to deliver safe, reliable and efficient service to customers.

The personal injury frequency of 1.27 in first quarter 2024 increased by 17% compared to prior year. The FRA train accident rate of 3.81 decreased by 5% compared to prior year. Safety is a top priority at CSX, and the Company is committed to reducing risk and enhancing the overall safety of its employees, customers, and communities in which the Company operates.

	Quarters Ended
	Mar. 31, 2024	Mar. 31, 2023	Improvement / (Deterioration)
Operations Performance (a)

Train Velocity (Miles Per Hour)	18.2	18.5	(2)%
Dwell (Hours)	9.7	9.0	(8)%
Cars Online	124,720	126,293	1%
On-Time Originations	75%	84%	(11)%
On-Time Arrivals	70%	77%	(9)%
Carload Trip Plan Performance	82%	86%	(5)%
Intermodal Trip Plan Performance	94%	96%	(2)%
Fuel Efficiency	1.01	1.02	1%

Revenue Ton-Miles (Billions)
Merchandise	32.0	32.3	(1)%
Coal	9.4	9.2	2%
Intermodal	7.1	6.9	3%
Total Revenue Ton-Miles	48.5	48.4	—%

Total Gross Ton-Miles (Billions)	95.8	94.4	1%

Safety (b)
FRA Personal Injury Frequency Index	1.27	1.09	(17)%
FRA Train Accident Rate	3.81	4.03	5%
(a) Beginning second quarter 2023, all operations performance metrics include results from the network acquired from Pan Am. The impact of including Pan Am data was insignificant.
(b) Effective January 1, 2024, safety metrics include results from the Pan Am network. The impact was insignificant.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars (excludes unit trains and other non-scheduled service as well as empty automotive shipments) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers (excludes port shipments along with empty containers and other non-scheduled service) destined for a customer that complete their scheduled plan at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Economic Profit
Management believes Economic Profit (also referred to as CSX Cash Earnings or CCE) provides an additional perspective to investors about financial returns generated by the business by representing a measure showing profit generated over and above the cost of capital used by the business to generate that profit. Economic Profit is designed to incentivize strategic investments that earn more than management’s desired minimum required return and is broadly utilized by management to make investment decisions. Therefore, disclosing Economic Profit on how management performs in this regard provides additional useful information to investors regarding the Company’s performance compared to its goals.
Economic Profit should be considered in addition to, rather than a substitute for, operating income, which is the most directly comparable GAAP measure. Economic Profit is defined by the Company as Gross Cash Earnings (“GCE”) minus the Capital Charge on Gross Operating Assets (“GOA”). Increases in Economic Profit indicate that the Company is effectively allocating capital and rewarding shareholders by generating returns in excess of the incremental cost of capital associated with reinvestment in the business.
GCE is calculated as operating income plus depreciation, amortization and operating lease expense, less unusual items and taxes. The Capital Charge uses a minimum required return multiplied by the GOA. CSX's GOAs include gross properties and other non-cash assets, net of non-interest bearing liabilities. The Company used a 15% tax rate and an 8% required return, for both periods presented, which is consistent with rates used for investment decisions and performance evaluation within those same periods. The tax rate is the approximate equivalent of the Company’s actual income tax expense as a percentage of pre-tax GCE. The required return rate represents management’s desired minimum return on any investment. CSX annually re-evaluates these rates to ensure they accurately represent taxes and a required return in light of internal and external factors and would adjust the rate if the annual review resulted in a preset deviation from the current rates. This focuses the Economic Profit measure on value generated by management instead of external factors, such as legislative tax policy or interest rate volatility.

CSX Corporation
NON-GAAP MEASURES (Unaudited), continued
The following table reconciles operating income (the most directly comparable GAAP measure) to Economic Profit (non-GAAP measure).

	Three Months Ended
(Dollars in Millions)	Mar. 31, 2024	Mar. 31, 2023
Operating Income	$1,354	$1,464
Add: Depreciation, Amortization, and Operating Lease Expense	438	419
Remove: Unusual Items (a)	—	—
Taxes (b)	(269)	(282)
Gross Cash Earnings or "GCE"	1,523	1,601

Operating Assets
Current Assets (Less Cash and Short-term Investments)	(1,987)	(1,886)
Gross Properties	(50,661)	(48,441)
Other Assets	(4,167)	(3,830)
Operating Liabilities
Non-Interest Bearing Liabilities	11,091	10,744
Gross Operating Assets or "GOA" (c)	(45,724)	(43,413)
Capital Charge (d)	(914)	(868)
Economic Profit (Non-GAAP) calculated as GCE less Capital Charge	$609	$733
(a) Unusual items are defined by management as unique events with greater than $100 million full year operating income impact, consistent with the terms of the Company's long-term incentive plan agreements. There were no unusual items for either period presented.
(b) The tax percentage rate was 15% for both periods presented. This rate is applied to the sum of operating income, depreciation, amortization and operating lease expense, and unusual items.

(c) Gross operating assets reflects an average of the year-to-date quarters reported for each year presented. Averages are not applicable for the first quarter of each year.
(d) The capital charge of 8% for both years is calculated as the minimum return multiplied by gross operating assets. This is an annualized rate equivalent to 2% per quarter.
Free Cash Flow
Management believes that Free Cash Flow ("FCF") is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, FCF measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. FCF is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. FCF should be considered in addition to, rather than a substitute for, cash provided by operating activities. The decrease in FCF before dividends from the prior year of $256 million is primarily due to less cash from operating activities and higher property additions. Cash from operating activities in the three months of 2024 includes the impact of $387 million of federal tax payments related to the 2023 tax year that were previously postponed under an Internal Revenue Service tax relief announcement for those impacted by Hurricane Idalia. Cash from operating activities in the prior year period includes the payment of $232 million for retroactive wages and bonuses, and associated taxes, related to finalized labor agreements.
The following table reconciles cash provided by operating activities (GAAP measure) to FCF before dividends (non-GAAP measure).

	Three Months Ended
(Dollars in Millions)	Mar. 31, 2024	Mar. 31, 2023
Net Cash Provided by Operating Activities	$1,084	$1,251
Property Additions	(524)	(443)
Proceeds and Advances from Property Dispositions	—	8
Free Cash Flow or "FCF" (before payment of dividends)	$560	$816